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                                                        EXHIBIT 99(a)(1)(i)


This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase, dated September 28, 2001, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by Lehman Brothers Inc. or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash

                    Up to 14,392,003 Shares of Common Stock

                                       of

                          ImClone Systems Incorporated

                                       at

                              $70.00 Net Per Share

                                       by

                     Bristol-Myers Squibb Biologics Company
             (a wholly owned subsidiary of Bristol-Myers Squibb Company)

Bristol-Myers Squibb Biologics Company, a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Bristol-Myers Squibb Company, a Delaware corporation ("Parent"), is offering to purchase up to 14,392,003 shares ("Shares") of common stock, par value $.001 per share, of ImClone Systems Incorporated, a Delaware corporation (the "Company"), at a price of $70.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer"). Shares to be purchased by the Purchaser in the Offer include Shares tendered upon the conditional exercise of exercisable options to purchase Shares having exercise prices below $70.00 per Share held by present or former employees and directors of the Company. The Offer is being made pursuant to the Acquisition Agreement, dated as of September 19, 2001 (the "Acquisition Agreement"), among the Purchaser, Parent and the Company. The Acquisition Agreement was entered into in connection with the transactions contemplated by the Development, Promotion, Distribution and Supply Agreement, dated as of September 19, 2001 (the "Commercial Agreement"), among Parent, E.R. Squibb & Sons, L.L.C., a limited liability company under the laws of Delaware ("E.R. Squibb") and a wholly owned subsidiary of Parent, and the Company. Pursuant to the Commercial Agreement, Parent and E.R. Squibb were granted certain co-development, co-promotion and distribution rights with respect to the Company's leading product, and incurred certain obligations with respect to the co-development, co-promotion and distribution of this product. In addition to the Acquisition Agreement and the Commercial Agreement, Parent, the Purchaser and the Company have entered into a Stockholder Agreement, dated as of September 19, 2001 (the "Stockholder Agreement"), pursuant to which

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Parent, the Purchaser and the Company have agreed to various arrangements regarding the respective rights and obligations of Parent, the Purchaser and the Company with respect to, among other things, the ownership of Shares by Parent and the Purchaser. The purpose of the Offer is to enable Parent and the Purchaser to acquire a significant equity interest in the Company in connection with the transactions contemplated by the Commercial Agreement. After the completion of the purchase of 14,392,003 Shares pursuant to the Offer, the Purchaser will own approximately 19.9% of the currently outstanding Shares and will have the right to nominate two directors to the twelve-member board of directors of the Company. The purpose of the Offer is not to acquire or influence control of the business of the Company other than to the extent contemplated by the Commercial Agreement and the Stockholder Agreement and other than as is inherent in having the right to nominate two of twelve directors to the board of directors. See Section 12, "Purpose of the Offer; the Acquisition Agreement; the Stockholder Agreement; the Commercial Agreement; the Confidentiality Agreement; Plans for the Company" of the Offer to Purchase. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 26, 2001, UNLESS THE OFFER IS EXTENDED.

The Offer is conditioned upon (1) the conditions to the Purchaser's obligation to purchase Shares in the Offer set forth in the Acquisition Agreement having been satisfied or waived and (2) any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer having expired or been terminated. The Offer is not conditioned upon the valid tender of any minimum number of Shares.

Upon the terms and subject to the conditions of the Offer, if more than 14,392,003 Shares are validly tendered and not properly withdrawn prior to the Expiration Date (as defined below), the Purchaser will accept such Shares for payment on a pro rata basis (with adjustments to avoid the purchase of fractional Shares) from each stockholder who has validly tendered Shares in the Offer based on the number of Shares validly tendered by each stockholder prior to the Expiration Date and not properly withdrawn. In the event that proration of tendered Shares is required, the Purchaser shall determine the proration factor as soon as practicable following the Expiration Date. Because of the time required to determine the precise number of Shares validly tendered and not properly withdrawn prior to the Expiration Date, the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until approximately four trading days on the Nasdaq National Market after the Expiration Date. Stockholders may obtain such preliminary information from EquiServe Trust Company, N.A. (the "Depositary") and may be able to obtain such information from their broker.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE ACQUISITION AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY BY A UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AND VOTING, AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. CERTAIN OFFICERS OF THE COMPANY HAVE AGREED TO TENDER A SUBSTANTIAL PORTION OF THEIR BENEFICIALLY OWNED SHARES IN THE OFFER.

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THE PURCHASER EXPRESSLY RESERVES THE RIGHT (BUT SHALL NOT BE OBLIGATED) TO
WAIVE ANY CONDITION TO THE OFFER, MODIFY THE TERMS OF THE OFFER OR INCREASE THE OFFER PRICE, EXCEPT THAT, WITHOUT THE CONSENT OF THE COMPANY, THE PURCHASER SHALL NOT (I) INCREASE OR REDUCE THE NUMBER OF SHARES SUBJECT TO THE OFFER, (II) REDUCE THE PRICE PER SHARE TO BE PAID PURSUANT TO THE OFFER,
(III) MODIFY OR ADD TO THE CONDITIONS OF THE OFFER, (IV) CHANGE THE FORM OF CONSIDERATION PAYABLE IN THE OFFER OR (V) OTHERWISE AMEND THE OFFER IN ANY MANNER ADVERSE TO THE HOLDERS OF SHARES.

For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering stockholders whose shares have been accepted for payment. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (a) certificates for such Shares ("Share Certificates"), together with a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or, (b) in the case of a transfer effected pursuant to the book-entry transfer procedures, a Book-Entry Confirmation and either a Letter of Transmittal, properly completed and duly executed, and any required signature guarantees, or an Agent's Message (as defined in Section 2 of the Offer to Purchase), and any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE FOR TENDERED SHARES, REGARDLESS OF ANY EXTENSION OF OR AMENDMENT TO THE OFFER OR ANY DELAY IN PAYING FOR SUCH SHARES. The Purchaser will pay any stock transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges of the Depositary and Innisfree M&A Incorporated (the "Information Agent").

The term "Expiration Date" means 12:00 midnight, New York City time, on Friday, October 26, 2001, unless and until the Purchaser shall have extended the period of time during which the Offer is open in accordance with the terms of the Acquisition Agreement, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, will expire. The Purchaser will extend the Offer, and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary, if at the Expiration Date any of the conditions to the Purchaser's obligation to purchase Shares are not satisfied, until such time as such conditions are satisfied or waived. Each such extension will be for a period of no more than ten business days, and the Purchaser may not, without the consent of the Company, extend the Offer beyond April 1, 2002 (provided that (1) if the applicable waiting period under the HSR Act has not expired or been terminated, or if the condition set forth in clause (a) of the first sentence of Section 14 of the Offer to Purchase has not been satisfied

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due to the existence of an antitrust-related injunction, then the Purchaser or the Company may extend this date from time to time to a date no later than September 30, 2002, (2) if the condition set forth in clause (a) of that sentence has not been satisfied due to the existence of an injunction in connection with a third party proposal to acquire more than 35% of the Company, then this date will be extended to the earlier to occur of September 30, 2002 and any earlier date specified by the Company at any time prior to September 30, 2002, and (3) if the condition set forth in clause (f) of that sentence has not been satisfied, then the Purchaser or the Company may extend this date from time to time to a date no later than September 30, 2002). The Purchaser will also extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission or the staff thereof applicable to the Offer or any period required by applicable law. Any such extension will be followed by a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. The Purchaser will not make available a "subsequent offering period" (within the meaning of Rule 14d-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")).

If the Purchaser is delayed in its acceptance for payment of or payment for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (but subject to compliance with Rule 14e-1(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer) and the terms of the Acquisition Agreement (requiring that the Purchaser pay for Shares accepted for payment as soon as practicable after the Expiration Date)), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to do so as described in Section 3 of the Offer to Purchase.

If any tendered Shares are not accepted for payment pursuant to the Offer because of an invalid tender, proration or otherwise, the certificates for such Shares will be returned (and, if certificates are submitted for more Shares than are tendered, new certificates for the Shares not tendered will be sent), in each case without expense to the tendering stockholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility pursuant to the book-entry transfer procedures described in Section 2 of the Offer to Purchase, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer. Except as otherwise provided below, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after November 26, 2001 (or such later date as may apply in case the Offer is extended). For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses

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set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If Share Certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in Section 2 of the Offer to Purchase), any and all signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer as set forth in Section 2 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the Book-Entry Transfer Facility's procedures.

Withdrawals of tenders of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered by again following one of the procedures described in
Section 2 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding.

The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed by the Company to record holders of Shares, and will be furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

The receipt of cash in the Offer will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders should consult their own tax advisors about the particular effect the proposed transactions will have on their Shares.

The information required to be disclosed by Rule 14d-6(d)(1) under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Questions and requests for assistance may be directed to the Information Agent at the address and telephone number set forth below. Requests for additional copies of the Offer to Purchase, the related Letter of Transmittal may be directed to the Information Agent, or to brokers, dealers, banks or trust companies. Such additional copies will be promptly furnished at the Purchaser's expense. The Purchaser and Parent will not pay any fees or commissions to any


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broker or dealer or any other person (other than the Dealer Manager) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent for the Offer is:
InnisFree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Banks and Brokers Call Collect: (212) 750-5833
All Others Please Call Toll-Free: (888) 750-5834

The Dealer Manager for the Offer is:
Lehman Brothers
101 Hudson Street
Jersey City, NJ 07302
(646) 351-4463 or (646) 351-4494
September 28, 2001